Exhibit 99.1

FOR IMMEDIATE RELEASE

Kelly Services Announces the Retirement of Terence E. Adderley as Chairman of the Board

Lead Director Donald R. Parfet Elected New Chairman

TROY, Mich. – (September 19, 2018) – Kelly Services, Inc. (Nasdaq; KELYA, KELYB), today announced the retirement of Terence E. “Terry” Adderley as chairman of the board. The board of directors elected Lead Director Donald R. Parfet, to be its next chairman of the board, effective September 17, 2018. George S. Corona will continue as president and CEO of Kelly Services and remain a member of Kelly’s board of directors. Terry remains the controlling shareholder.

“I am proud to have been a part of Kelly for more than 60 years and honored to have followed in the footsteps of my father, William Russell Kelly, who launched the temporary staffing industry,” Adderley said. “I am confident the company remains in good hands and that Kelly will continue to grow and prosper under the proven leadership of both George and Don.”

“It is with a deep sense of gratitude that I thank Terry for his leadership and guidance over the years,” Corona said. “Terry has served Kelly with distinction during his tenure, and his presence – both on the board and as its chairman – will be greatly missed. I am also proud to work for a company whose values are built on a tradition of integrity, quality, and service excellence.”

“We are tremendously proud of Terry, who was Kelly’s company’s longest-serving CEO,” said Parfet. “Terry guided Kelly Services through a period of significant achievement. The company became a global leader in the workforce solutions industry, and sales grew exponentially during his tenure as CEO. Terry’s love for the business and dedication to its employees and clients were evident as he continued to apply his considerable skill and acumen in advancing the company’s business activities well into his eighties. He also found time to play an active role in giving back to the community, was a strong supporter of the University of Michigan and Vanderbilt University, and was an avid antique car collector. We wish him the best in his very well-deserved retirement.”

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Parfet, Kelly’s lead director since 2012, has extensive financial and operating experiences as an executive with responsibilities for numerous global businesses. In addition to his new role as Kelly’s chairman of the board, Parfet leads business development and venture capital firms focused on the development of emerging medicines. He also serves as a director of two large publicly held companies, and as the chairman of the board of a small publicly held company. A Kelly board member since 2004, Parfet has brought global operating experience, a strong financial background, and proven leadership capabilities to the board.

Adderley, son of the company’s founder, William Russell Kelly, joined Kelly Services in 1958 as manager of its office in Louisville, Kentucky. He was elected Vice President of the company in 1961, Executive Vice President in 1965, President in 1967, and Chief Executive Officer in 1989. He has served on the company’s Board of Directors since 1962, was elected Chairman of the Board in 1998, and Executive Chairman and Chairman of the Board in 2012, dual roles he held until May 2018. Adderley continued to serve as Kelly’s Chairman of the Board until his retirement.

Throughout his 60+ years with Kelly, Adderley’s commitment to the Company, its employees, and the industry has never wavered. Key highlights of Adderley’s celebrated career at Kelly include:

Taking Kelly Services Public

Kelly expanded rapidly in the 1950s and early 1960s, growth that challenged the boundaries of the Company’s financial systems and controls. With Adderley’s strong background in finance, he quickly recognized that sustained growth demanded stronger financial controls and he took on the task of reorganizing Kelly’s finance functions. He then added another level of discipline by taking the Company public in 1962.

Bringing Discipline and Respect to the Staffing Industry

Temporary staffing was still a relatively new concept in the late 1940s and 1950s, and U.S. federal and state governments were struggling with how best to regulate the industry. In response to abuses caused by some unethical companies, state governments began to classify temporary service companies as employment agencies; these businesses were heavily regulated because abuse was prevalent in that industry. Adderley was concerned that classifying companies as employment agencies could put Kelly and other staffing companies out of business, or at a minimum, limit their growth. He worked alongside representatives from Manpower and other firms to eliminate these laws and regulations. This work led to the creation of a national association in 1966 – the Institute of Temporary Services, now known as the American Staffing Association (ASA). Adderley served on the ASA board from 1970 to 2005.

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In 2006, Adderley was honored with the ASA’s staffing industry Leadership Hall of Fame Award. In presenting the award, Richard Wahlquist, ASA president and chief executive officer, said “Terry Adderley has been one of the most influential forces in the staffing industry for more than 40 years. Terry helped build and shape this association and has consistently been at the forefront of efforts to protect and advance industry interests.”

Large Company Focus

In the early 1990s, competition had gotten much tougher and large companies’ use of temporary staff had increased to the point that it was often a budget line item. No longer could the expense be ignored and purchasing departments became more involved in the decision-making. Recognizing that Kelly needed to adapt to these trends, the Company made a fundamental decision to redirect its sales and service focus to larger accounts. Adderley led the initiative to create a new model that would help companies gain insight into their staffing spend and the companies that were providing their contingent talent.

A native of Detroit, Michigan, Adderley earned bachelor’s and master’s degrees in business administration at the University of Michigan. Prior to joining Kelly Services, he worked in the treasurer’s department of Standard Oil Company of New Jersey (now Exxon Mobil Corporation), in New York City.

Throughout his distinguished career, Kelly Services received numerous awards for its strong commitment to providing workforce opportunities for women, minorities, veterans, the disabled, and others. In 2008, he was inducted into the Heritage Hall of Fame by the International Institute Foundation, and in 2012, he was awarded the Automotive Lifetime Achievement Award by the Automotive Hall of Fame.

Adderley served on the boards of the Business Leaders for Michigan, Detroit Economic Club, William Beaumont Hospital, Oakland County Business Roundtable, Detroit Country Day School, Citizens Research Council of Michigan, and the Community Foundation for Southeast Michigan. He was also a member of the University of Michigan Ross School of Business Visiting Committee and the University of Michigan Health System Advisory Group. He formerly served on the boards of DTE Energy Company, First Chicago NBD Corporation (now JPMorgan Chase & Co.), and the Detroit Renaissance Foundation.

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About Kelly Services®

As a global leader in providing workforce solutions, Kelly Services, Inc. (Nasdaq: KELYA, KELYB) and its subsidiaries, offer a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire, and direct-hire basis. Kelly® directly employs nearly 500,000 people around the world in addition to having a role in connecting thousands more with work through its global network of talent suppliers and partners. Revenue in 2017 was $5.4 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn, & Twitter.

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Media Contact:	Analyst Contact:
Gray R. Reynolds	James Polehna
248.244.4234	248.244.4586
gray.reynolds@kellyservices.com	polehjm@kellyservices.com